Exhibit 10.2

WOLFPACK GOLD CORP.

Suite 5, 5450 Riggins Court

Reno, Nevada 89502

March 11, 2014

STRICTLY PRIVATE AND CONFIDENTIAL

Timberline Resources Corporation

101 E. Lakeside

Coeur d'Alene, ID 83814 USA

Dear Sirs/Mesdames,

Re: Proposed Business Combination

This letter of intent sets out the general terms and conditions in furtherance of the proposed business combination among Wolfpack Gold Corp. (“Wolfpack”) and Timberline Resources Corporation (“Timberline”) pursuant to which Timberline will acquire all of the shares of, or otherwise combine with Wolfpack.

The purpose of this letter is to set out indicative transaction terms (the “Proposed Transaction”) in order that , among other things, the parties may proceed to negotiate and settle the terms of a definitive agreement (the “Definitive Agreement”).

The parties will mutually agree on the final structure for proceeding with the Proposed Transaction following completion of due diligence and a review of tax, accounting, corporate and securities law issues.

1.

Indicative Terms

The indicative terms of the Proposed Transaction are set forth in Schedule A attached hereto.

2.

Bridge Loan

Immediately following execution of all relevant loan documentation (which is anticipated to include a grid promissory note, deed of trust and financing statement) (collectively, the “Loan Documents”) in forms acceptable to the parties (and, with respect to the deed of trust and financing statement, in a form appropriate for recording in the applicable public office) and receipt of all applicable regulatory approvals (including approval of the stock exchange(s) on which each Wolfpack and Timberline trade, as necessary), Wolfpack will make available to Timberline, on a non-revolving basis, US$1,000,000 (the “Loan”) to fund the working capital needs of Timberline during the interim period prior to completion of the Proposed Transaction.  This Loan will be funded from funds other than the current treasury of Wolfpack, which is currently estimated to be US$4,900,000 or the funding will be replaced to augment the treasury of Wolfpack to the pre-loan level in order for the transaction to proceed.

The Loan will be evidenced by a grid promissory note in a form satisfactory to the parties, and will be drawn by Timberline in an initial amount of US$500,000, to be transferred by wire to Timberline’s account following satisfaction of the terms contained elsewhere in this Section 2, and thereafter in tranches of US$250,000, subject to the delivery by Timberline to Wolfpack of a funding request.

The Loan will bear interest at a rate equal to 5% per annum for the first six months and 10% thereafter (compounded annually) and mature and be repayable in full, with accrued interest, on the earlier of: (a) completion of the Proposed Transaction; and (b) one year and one day following the date on which the initial US$500,000 is drawn.  No payments of interest or principal will be due and payable prior to the maturity date.  Timberline may prepay the principal and accrued interest at any time and from time to time prior to maturity without notice or penalty.

In the event that the Proposed Transaction for any reason does not complete prior to the maturity date, Wolfpack will have the right, at its option, to elect to receive all or a portion of the principal amount of the Loan and interest accrued thereon as at the maturity date in common shares of Timberline at a price equal to: (a) with respect to the principal amount of the Loan, the closing price of the Timberline shares on the day immediately prior to the date on which Timberline publicly announces the Loan; and (b) with respect to the accrued interest, the market price of the Timberline shares at the time of settlement. For greater certainty, in the event Wolfpack elects to receive cash in lieu of shares and Timberline does not have cash to settle the Loan, then Wolfpack may elect to exercise its security, as set forth below.

Repayment of the Loan will be secured in favour of Wolfpack by Timberline’s right, title and interest in and to the Seven Troughs property located in Pershing County, Nevada (the “Project”) together with all of the assets comprising the Project, including the drill and core data owned directly or indirectly by Timberline in relation thereto (collectively, the “Data”). Timberline will execute a deed of trust and financing statement in this regard in favor of Wolfpack, which documents Wolfpack will have the right to register against Timberline’s interest in the Project in the appropriate public registries.

In the event Timberline decides for any reason to terminate discussions regarding the Proposed Transaction prior to execution of the Definitive Agreement, Timberline will, in consideration for Wolfpack making the Loan, assign to Wolfpack a 0.25% net smelter returns royalty in the Project.

The Loan or outstanding portion thereof, as appropriate, shall become due and payable in full if: (a) the Project is sold in whole or in part; (b) there is a Change of Control (to be defined on mutually accepted terms) in Timberline; or (c) there is an Event of Default (as defined below).

The promissory note will include positive and negative covenants customary for loans of this nature and mutually agreed upon by the parties including but without limitation, the following:

(a) with respect to positive covenants: (i) compliance with laws, (ii) maintenance of corporate existence, (iii) access to financial books and records on prior notice during regular business hours, (iv) maintenance of the Project in good standing and free from any claims, and (v) payment of taxes; and (b) with respect to negative covenants and in each case except with the consent of the lender or as otherwise contemplated in connection with the Proposed Transaction: (i) incur additional indebtedness, (ii) grant or suffer to exist any liens against the Project, other than those granted in connection with the Loan; (iii) merge or consolidate; or (iv) disposition of all or any interest in the Project.

The promissory note will also include events of default customary for transactions of this type (including a to be agreed cure period), including, but not limited to (each, an “Event of Default”): (a) material adverse change; (b) non-payment (which shall not be subject to any cure period); (c) false representations and warranties; (d) breach of covenants; (e) bankruptcy; (f) change of control; (g) unsatisfied judgments; (h) invalidity of security interests; and (i) abandonment of the Project.

Timberline represents and warrants to Wolfpack that, except for the Permitted Liens (as defined below), Timberline owns the Project and Data free and clear of any and all encumbrances, claims, liens or security interests of others.  No security agreement, financing statement or other public notice with respect to all or any part of the Project and Data that evidences an encumbrance, lien or security interest securing any indebtedness of Timberline is on file or of record in any public office, except such as are Permitted Liens.

“Permitted Liens” means: (i) liens for real property axes that are not yet due and payable or are being contested in good faith; (ii) rights reserved to any governmental authority to regulate the affected properties; (iii) in the case of any leasehold interests, rights of the relevant lessors or sublessors and obligations reflected in the respective leases; (iv) in respect of unpatented mining claims the paramount title of the United States of America or any other governmental authority, if any; (v) any matter that is reflected in public real property records; and (vi) any defect in title not created by or through Timberline that does not materially and adversely individually or in the aggregate affect the aggregate value of Timberline’s properties or the ability of Timberline to realize the economic benefits thereof.

3.

Exclusivity

In connection with the evaluation of the Proposed Transaction and in consideration for the time expended and expenses incurred by each of them with respect to the Proposed Transaction, each of the parties agrees to deal exclusively and in good faith with the other party in regards to the Proposed Transaction, including without limitation, the settling of the form of the Definitive Agreement during the period (the “Exclusivity Period”) from the date of this letter of intent until the earlier of (i) 11:59PM PDST on April 22, 2014, (ii) the date of the execution of a mutually acceptable Definitive Agreement, or (iii) the date, if any, upon which the parties mutually agree in writing to terminate discussions.

During the Exclusivity Period, and with the exception of the completion by the parties of the Pre-Merger Transactions (as defined below) contemplated in Schedule A hereof, neither Wolfpack or Timberline will, and each of such will cause its subsidiaries and its and their respective directors, officers, employees, representatives, advisors and agents (collectively, “Agents”) not to, in each case, directly or indirectly:

(a)

solicit, initiate, encourage, facilitate or accept any inquiry, proposal or offer (an “Acquisition Proposal”) from any person (other than the parties hereto) with respect to any of the following transactions (“Alternative Transactions”) between such party or any of its affiliates and any person:

(i)

the acquisition or purchase by any person or group of persons acting jointly or in concert of any capital stock or other voting securities, or securities convertible into or exercisable or exchangeable for any capital stock or other voting securities, of such party or any of its affiliates representing 10% or more of the outstanding voting securities of such party or such affiliate, on a fully diluted basis, or of all or a material portion of the assets of such party or any of its affiliates;  provided however, that Wolfpack acknowledges and agrees that the above exclusivity provisions do not and will not require that Timberline cease any current discussions and negotiations with potential joint-venture partners for any of its Nevada properties, with the exception of Seven Troughs and the South Eureka Projects (including Lookout Mountain), and do not and will not prevent Timberline from entering into a joint-venture arrangement in connection with any of its Nevada properties, with the exception of Seven Troughs and South Eureka, as such joint-venture may be approved by the board of directors of Timberline and subject to the consent of Wolfpack under Section 5 hereof;

(ii)

a merger, recapitalization, restructuring, reorganization, amalgamation, arrangement, joint venture or other business combination involving such party or any of its affiliates; or

(iii)

any other extraordinary business transaction involving or otherwise relating to such party or any of its affiliates;

(b)

participate in any discussions, conversations, negotiations or other communications with any person with respect to an Alternative Transaction;

(c)

enter into any agreement, arrangement or understanding with respect to an Alternative Transaction or pursuant to which such party may be required to delay, abandon, terminate or fail to consummate the Proposed Transaction; or

(d)

furnish any information to any person in connection with a proposed Alternative Transaction or otherwise assist, facilitate or encourage the making of, or cooperate in any way regarding, any Acquisition Proposal.

In addition, each of the parties agrees to cease and terminate immediately, and to cause its Agents to cease and terminate immediately, any existing negotiations, discussions, conversations or other communications with respect to any Alternative Transaction.

Each party shall promptly advise all other parties of its receipt of any Acquisition Proposal and any request for information that may reasonably be expected to lead to or is otherwise related to any Acquisition Proposal, the identity of the person making such Acquisition Proposal or request for information and the terms and conditions of such Acquisition Proposal and shall refrain from engaging in any communication that may encourage the continuation or pursuit of such Acquisition Proposal.

4.

Confidentiality

The parties agree to treat this agreement and all terms and conditions hereof, and all data, reports, records, and other information, coming into the possession of the parties and their employees, affiliates and agents by virtue hereof (collectively, the “Confidential Information”) as confidential, except if disclosure of such Confidential Information is required by applicable law or by any government authority.  Such Confidential Information will not be otherwise disclosed to any person without the prior consent of the affected party or parties, which consent will not be unreasonably withheld.

The foregoing consent requirement will not apply to a disclosure to:

(a)

comply with any applicable laws, or any government authority having jurisdiction, including but not limited to disclosure obligations under the rules of applicable stock exchanges and Timberline’s obligations to file current reports on Form 8-K upon the occurrence of certain definitive events;

(b)

a director, officer or employee of a party;

(c)

an affiliate of a party; or

(d)

an agent of a party that has a bona fide need to be informed.

The obligations of confidentiality and prohibitions against use under this letter of intent will not apply to information that the disclosing party can show by reasonable documentary evidence or otherwise:

(a)

as of the date hereof, was in the public domain, other than as a result of a breach of this Section 4;

(b)

after the date hereof, was published or otherwise became part of the public domain through no fault of the disclosing party or an affiliate thereof (but only after, and only to the extent that, it is published or otherwise becomes part of the public domain); or

(c)

was information that the disclosing party or its affiliates were required to disclose pursuant to the order of any government authority or judicial authority.

5.

Conduct of Business

During the Exclusivity Period, each of the parties agrees that it will advise the other party, on an ongoing basis, of its business operations and except as expressly contemplated hereby will not enter into any material agreement or any agreement with any insider, issue any securities (other than pursuant to the exercise of options or warrants outstanding as of the date hereof or the issuance of stock options to newly hired employees or as required by agreements in force and effect prior to the date hereof) or incur any material expenditures outside the ordinary course of business without the prior consent of the other party, such consent not to be unreasonably withheld.  The Definitive Agreement will contain similar restrictions.

6.

Due Diligence

Promptly following the execution hereof, each party will commence its due diligence investigation of the other party and their respective properties.  Each party will make available to the other party all such information concerning itself and its business, affairs and properties as the others may reasonably request for purposes of determining if they wish to proceed with the Proposed Transaction.  Each party will, prior to 5:00 PM PDST April 7, 2014, confirm to the other party in writing whether or not it is satisfied with the results of its due diligence investigation.  If all parties are satisfied with their due diligence, all parties will be committed to negotiate in good faith and execute the Definitive Agreement and proceed with the Proposed Transaction described herein subject only to the other conditions in this letter of intent and the Definitive Agreement. Alternatively, if a party is not satisfied with the results of its due diligence investigation, no party will have any further obligations hereunder.

7.

Costs of Proposed Transaction

All fees and expenses incurred in connection with the Proposed Transaction will be borne by the party incurring such expenses.

8.

Binding Effect

It is understood that this letter of intent merely constitutes a statement of the parties’ mutual intentions with respect to the Proposed Transaction, it does not contain all matters upon which agreement must be reached for the Proposed Transaction to be consummated, and therefore this letter of intent does not constitute (except as specifically set forth below) a binding commitment of any of the parties with respect to the Proposed Transaction or any other matter.  A binding commitment with respect to the Proposed Transaction will result only after the parties are satisfied with the results of their respective due diligence and the parties have executed the Definitive Agreement, which agreement will be subject to the conditions expressed herein and therein.  Notwithstanding the two preceding sentences, upon acceptance hereof as described below, the provisions of Sections 2 to 8, inclusive (collectively, the “Binding Provisions”) shall be legally binding upon and enforceable against the parties hereto.

9.

Miscellaneous

This letter of intent constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the parties hereto with respect thereto.

No amendment to this letter of intent will be valid or binding unless set forth in writing and duly executed by each of the parties hereto. No waiver of any breach of any provision of this letter of intent will be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided, will be limited to the specific breach waived.  Any agreement as to the extension or waiver of any provision of this letter of intent by any party will be valid only if in writing signed by such party.

No assignment or transfer of any party’s rights or obligations under this letter of intent shall be made except with the prior written consent of the other parties.  Any assignment or transfer purported to be made in violation of the preceding sentence shall be null and void.  The Binding Provisions shall be binding on and enure to the benefit of the parties and their successors and permitted assigns.

The parties hereto agree that monetary damages would not alone be sufficient to remedy any breach by a party hereto of any term or provision of this letter of intent and that each party hereto will also be entitled to seek equitable relief, including injunction and specific performance, in the event of any breach hereof and in addition to any other remedy available pursuant to this letter of intent or at law or in equity. Each party hereto further waives any requirement for the deposit of security or posting of any bond in connection with any equitable remedy.

Time shall be of the essence of this letter of intent.

This letter of intent will be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any conflicts or choice of laws provisions thereunder.

This letter of intent may be executed in any number of counterparts, each of which will be deemed to be an original and all of which taken together will be deemed to constitute one and the same instrument. Delivery of an executed signature page to this letter of intent by any party by electronic transmission will be as effective as delivery of a manually executed copy of this letter of intent by such party.

[Remainder of this page left intentionally blank; execution page follows]

If the foregoing is acceptable to you, please so indicate by executing the duplicate copy of this letter which is enclosed for return to us on or before 11:59 p.m. (Pacific Standard time) on March 11, 2014.

Yours truly,

WOLFPACK GOLD CORP.

/s/ William Sheriff, Director

By:

Authorized Signatory

Agreed to as of the ___ day of March, 2014.

TIMBERLINE RESOURCES CORPORATION

/s/ Paul E. Dircksen

By:

Authorized Signatory

SCHEDULE A

Indicative Terms

Pre-Transaction Reorganizations:

Immediately prior to completion of the Proposed Transaction:

•

Timberline will use its best efforts to divest itself of the Butte Highlands Gold Project, located in Butte, Montana; and

•

Wolfpack will use its best efforts to divest itself of its Uranium assets.

•

It is anticipated that these divestitures will result in the shareholders of the respective companies receiving these interests in one form or another on an exclusive and pre-merger basis with no benefit to the other party.

The mechanism by which the above will be accomplished will be identified and agreed to before 5:00 PM (PDST) April 7,, 2014.

Transaction:

Timberline will acquire all of the outstanding shares of Wolfpack in exchange for common shares in the capital of Timberline in accordance with an exchange ratio that will result, on completion of the Proposed Transaction, in former Wolfpack shareholders holding, as a group, approximately 50% of the outstanding Timberline shares.

Structure:

The parties will mutually agree on the final structure for proceeding with the Proposed Transaction following completion of due diligence and a review of tax, accounting, corporate and securities law issues.

Convertible Securities:

From execution of the Definitive Agreement until closing, the parties will use reasonable commercial efforts to cause their respective directors, officers and employees to exercise outstanding stock options.  Prior to closing of the Proposed Transaction all unexercised options will be exercised, cancelled, terminated or repriced on terms to be agreed by the parties in the Definitive Agreement, acting reasonably.

Holders of unexercised warrants of Wolfpack will have their warrants converted into warrants of Timberline.

Pre Close Financing:

It is anticipated that Wolfpack will arrange financing in advance of closing in the amount of approximately US$1,000,000, in the form of marketable securities, cash or a combination thereof.  Any participant investing at least US$250,000 will be granted a right of first refusal to maintain their pro-rata ownership in its entirety (not just as to this specific investment) in any subsequent financing. For greater certainty, completion of such financing is not a condition precedent to completion of the Proposed Transaction but may affect the final ownership ratio. This financing in combination with the debt forgiveness as a result of the closing of the Proposed Transaction will result in a net effective cash infusion to Timberline of approximately US$6,700,000, consisting of the current treasury of Wolfpack less operating expenses in the amount of US$200,000, plus the proceeds of the Loan and the new financing contemplated herein.

Reverse Stock Split:

The Proposed Transaction will include a reverse stock split in a range reasonably determined to assure a mutually agreed upon per-share target price following the reverse stock split. Concurrent with the closing of the Proposed Transaction, Timberline shall undertake the agreed upon reverse stock split of the common stock as determined by the parties.

Name Change:

Timberline will seek approval from its shareholders for a name change in the proxy materials mailed to its shareholders in connection with the Proposed Transaction, authorizing Timberline to change its name in the event the parties agree upon a new name at closing.

Board of Directors:

Upon closing of the Proposed Transaction, the current board of directors of Timberline will be reconstituted to consist of 6 directors, three of whom will be nominated by Wolfpack and three of whom will be nominated by Timberline.

Officers:	The president and chief financial officer of Timberline will be individuals to be approved by mutual agreement of the parties prior to execution of the Definitive Agreement.
Employees:

New management of Timberline will, prior to closing, determine those employees of each of Wolfpack and Timberline it wishes to retain.  Such employees will be eligible to receive stock options of Timberline following closing as determined by new management and the new board of Timberline.

Definitive Agreement:

Final terms of the Proposed Transaction will be set out in the Definitive Agreement.  The Definitive Agreement will contain, subject to the results of due diligence, representations and warranties for the benefit of each of the parties, conditions relating to shareholder and regulatory approvals, material adverse changes and compliance with the Definitive Agreement as are in each case customary in comparable transactions of this nature.

Conditions to Closing of the Transaction:

Closing of the Proposed Transaction is subject to a number of conditions being satisfied or waived by one or more of the parties at or prior to closing, including the following;

•

execution of a mutually acceptable Definitive Agreement on or before April 22, 2014;

•

satisfactory completion of due diligence by each of the parties prior to execution of the Definitive Agreement;

•

receipt of all required shareholder approvals, together with any requisite minority approvals;

•

accuracy of the representations and warranties of each of the parties contained in the Definitive Agreement as of the date made and the closing date;

•

the covenants of the parties in the Definitive Agreement required to be satisfied before closing must have been satisfied or waived;

•

no material adverse change with respect to the parties having occurred;

•

receipt of appropriate fairness opinions, if required;

•

no injunction or order in effect by any governmental authority prohibiting the Proposed Transaction; and

•

the receipt of all required regulatory, stock exchange, creditor, court and third party approvals, consents, permits, waivers, exemptions and orders.

Exclusivity:

The Definitive Agreement will contain mutually binding exclusivity provisions similar in effect to those set out in the letter of intent to which this term sheet is attached.  The Definitive Agreement will contain customary “fiduciary out” provisions for the board of directors of each of the parties in the case of a superior proposal with the other party receiving a matching right.  There will be a break fee in the amount of US$500,000 payable by a party electing to terminate the Definitive Agreement to accept a superior proposal.

Completion Date:	Anticipated to occur approximately three to four months from the date of execution of the Definitive Agreement.
Board Approval:	Prior to public announcement, the boards of each of the parties will have approved the Proposed Transaction.